Exhibit 99.34

IRREVOCABLE PROXY COUPLED WITH INTEREST

The undersigned stockholder hereby irrevocably designates and appoints The Longview Fund, L.P., a California limited partnership (“Longview”), to represent it at all annual and special meetings of the stockholders of SONTERRA OPERATING, INC., a Delaware corporation (the “Corporation”), and the undersigned hereby authorizes and empowers Longview, as agent (“Agent”), to vote any and all stock owned by the undersigned or standing in its name, and do all things which the undersigned might do if present and acting itself, each, as subject to the last paragraph hereof.

This proxy is an irrevocable proxy coupled with an interest. The undersigned recognizes that Longview, as Agent, has a security interest in said stock to secure certain obligations incurred by the undersigned, and to the extent permitted by law, this proxy shall continue in full force and effect, notwithstanding any time limitations set forth in the by-laws or organizational documents of the Corporation or the general corporation law of the State of Delaware.

This proxy is issued pursuant to that certain Pledge Agreement dated as of even date herewith by and between Sonterra Resources, Inc. (f/k/a River Capital Group, Inc.) and Viking Asset Management, LLC, a California limited liability company, and shall remain subject to the terms thereof and Agent shall not exercise any right or privileges granted therein except as provided for in the Pledge Agreement.

Dated: February 14, 2008

SONTERRA OIL & GAS, INC., a Delaware corporation

By:	/s/ Wayne A. Psencik
Name:	Wayne A. Psencik
Title:	President